Exhibit 10.1

AMENDMENT NO. 21 TO SERVICES AGREEMENT NUMBER 1

This Amendment No. 21 (this “Amendment”) amends Services Agreement Number 1 (the “Services Agreement”) entered into by and between Affirmative Insurance Holdings, Inc., a Delaware corporation (“Client” or “Affirmative”) and Accenture LLP, an Illinois limited liability partnership (“Accenture” or “ACN”), as amended (the “Services Agreement”), which is subject to the Master Services Agreement entered into between Client and Accenture on October 16, 2006 (“Master Agreement” or “MSA”), as amended, incorporated herein by reference. This Amendment shall be deemed effective as of May 15, 2013 (the “Amendment Effective Date”).

WHEREAS, a dispute has arisen between the Parties in connection with amounts due under the Services Agreement;

WHEREAS, Affirmative has exercised its right to terminate the Services Agreement for convenience in accordance with Section 17.3 of the MSA, Section 10 of the Services Agreement, and the terms set forth in this Amendment;

WHEREAS, the Services Agreement is the only applicable services agreement between the Parties under the MSA, and therefore, termination of the Services Agreement shall result in the simultaneous termination of the MSA pursuant to Section 2.1 of the MSA;

WHEREAS, the Parties agree and represent that they have satisfied the necessary requirements of Section 18 of the MSA for Dispute Resolution in relation to any claims regarding such termination for convenience of the MSA and the Services Agreement; and

WHEREAS, Accenture and Affirmative desire to capture their mutual agreement, as further set forth below, to amend the terms and conditions of the Amended Services Agreement, to modify the services to be provided pursuant to the Services Agreement, and to resolve a dispute between Affirmative and Accenture in connection with amounts due under the Services Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree to the following changes:

The Services Agreement is amended as of the Amendment Effective Date as follows:

1.	Termination for Convenience. Affirmative hereby exercises its right to terminate the Services Agreement for convenience in accordance with Section 17.3 of the MSA, Section 10 of the Services Agreement, and subject to the terms set forth herein.

2.	Section 3-Term; Renewal. The Term of the Services Agreement is amended to be from the Services Agreement Effective Date through December 31, 2013. For the avoidance of doubt, the MSA shall terminate simultaneously on December 31, 2013 pursuant to Section 2.1 of the MSA, as the Services Agreement is the only applicable services agreement between the Parties under the MSA.

3.	Section 4(c)-Termination Assistance Services, is amended to provide that Termination Assistance Services shall commence on the Amendment Effective Date and be completed on December 31, 2013 (the “Termination Assistance Services Completion Date”).

4.	Schedule 4-Termination Assistance Services. In accordance with Schedule 4 to the Services Agreement, the parties shall mutually agree to a Termination Management Team to establish a termination assistance plan.

5.	Payments Due to Accenture. In consideration of the mutual promises and covenants contained herein, the Parties agree to the revised payment schedule below:

Months	Outstanding Balance	Estimated Termination Assistance Services Fees	Termination Amounts	Estimated Monthly Payments
June 2013	$903,697.98	$134,345		$200,000
July 2013		$110,376	$200,000	$300,000
August 2013		$69,048	$150,000	$250,000
September 2013		$51,576	$150,000	$250,000
October 2013		$24,560	$150,000	$250,000
November 2013		$24,560	$150,000	$250,000
December 2013		$24,560	$150,000	$250,000
January 2014			$150,000	$250,000
February 2014			$150,000	$250,000
March 2014			$150,000	$250,000
April 2014			$150,000	$250,000
May 2014			$150,000	$250,000
June 2014			$150,000	$192,922
Total of Estimated Monthly Payments Due Accenture				$3,192,922

The Parties agree that this revised payment schedule reflects (i) the outstanding balance due to Accenture for the IO and AO Services provided under the Services Agreement, (ii) estimated amounts due for Termination Assistance Services to be provided through the Termination Assistance Services Completion Date, and (iii) the Termination Amounts required to be paid by Affirmative to exercise its right to terminate the Services Agreement for convenience. The Parties further agree that the Estimated Monthly Payments may vary based on the actual Termination Assistance Services Fees (including any applicable Pass-Through Expenses) incurred in rendering the Termination Assistance Services through the Termination Assistance Services Completion Date. This revised payment schedule supersedes and replaces any term in the Services Agreement or MSA to the contrary, including but not limited to Schedule 5 (Pricing) and Schedule 8 (Termination Amounts Schedule).

Accenture shall invoice Affirmative for the Monthly Payments each month as set forth in Section 10.7 of the MSA, consistent with the terms of this Amendment and the revised payment schedule, which invoices shall reflect the actual Termination Assistance Services Fees. Provided that Affirmative makes payment of all undisputed invoices issued in accordance with the terms of this Amendment and the revised payment schedule, Accenture shall release Affirmative from all further payment obligations pursuant to the Services Agreement and MSA.

6.	Section 10-Additional Termination Rights. Accenture may terminate the Services Agreement at any time for the failure by Affirmative to pay charges owed to Accenture on the due date without being subject to a cure period for such amounts due. For the avoidance of doubt, Accenture reserves the right to suspend or terminate performance of Services, and the MSA and Services Agreement, immediately until Accenture receives such outstanding payment in full.

7.	Affirmative Release. Affirmative hereby releases and waives any claims it may have against Accenture for work done prior to the Amendment Effective Date and waives any claim or argument to reduce the amounts to be paid in accordance with the Schedule set forth in this amendment.

8.	Conflict. In the event of a conflict between the terms of this Amendment, the Services Agreement and any amendment thereto, or the MSA, the terms of this Amendment shall take precedence and control.

9.	Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Services Agreement and the MSA.

10.	Effect of Amendment. Except for the changes specifically set forth in this Amendment, all other terms and conditions of the Services Agreement and the MSA shall remain unmodified and in full force and effect.

11.	Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

12.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

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IN WITNESS WHEREOF, the Parties hereto have signed this Amendment as of the dates below and such Amendment is effective as of the Effective Date.

AFFIRMATIVE INSURANCE HOLDINGS, INC.			ACCENTURE LLP

By:	/s/ Michael J. McClure	By:	/s/ Brian Barrett
	(Authorized Signature)		(Authorized Signature)

Name:	Michael J. McClure	Name:	Brian Barrett
	(Printed or Typed)		(Printed or Typed)

Title:	Acting CEO	Title:	Managing Director
	(Printed or Typed)		(Printed or Typed)